Exhibit 99.1

New Energy Systems Group
Fourth Quarter 2010 Earnings
March 29, 2011

Operator:                                           Good day ladies and gentlemen.  Thank you for standing by and welcome to the New Energy Systems Group Fourth Quarter and Year-End Earnings conference call.  At this time, all participants are in a listen-only mode.  Following today’s presentation, there will be a question and answer session.  If you have a question, please press the star followed by the one on your touchtone phone.  If you wish to withdraw your question, press the star followed by the two; and if you are using speaker equipment today, you will need to pick up the handset before making your selection.  If anyone needs assistance at any time during the conference, please press the star followed by the zero and an operator will assist you.  This call is being recorded today, March 29, 2011.

I would now like to turn the call over to Mr. John Mattio of HC International.  Go ahead, sir.

John Mattio:                                      Thank you very much, Operator, and good morning everybody.  With us today are the Company’s Chairman, Mr. Weihe or Jack Yu, and the Company’s IR manager, Mr. Ken Lin.  Mr. Yu and Mr. Lin are also joined by the Company’s CFO and CEO who are online from Shenzhen, China.  Shortly, Mr. Lin and Chairman Yu will review and comment on financial and operational results for the three and 12-month period of its financial year 2010.

As a reminder, today’s call may contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.  Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve inherent risks and uncertainties.  As such, results may be materially different from the views expressed today.  A number of potential risks and uncertainties are outlined in the Company’s public filings with the SEC.  The Company does not undertake any obligation to update any forward-looking statements except as required under applicable law.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from ViaVid.  Information about the webcast audio replay is available in the press release issued on March 21 and could also be obtained from HC International upon request.  As a reminder, the webcast version of this conference call is available through April 5, 2011.

Now I would like to introduce the chairman of New Energy, Mr. Jack Yu, who would like to address NEWN shareholders with some opening comments.  Mr. Yu’s comments will be translated by Mr. Lin.

 (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                I would like to begin by thanking the investors in New Energy Systems Group who joined us on this call today.  My team and I have been pleased by the high level of communication and feedback we have been receiving by our investors, and I would like to personally acknowledge that we review each (inaudible).

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                               We have fielded a few calls and visits from investors over the last month, and we are always willing to schedule visits to our dedicated facilities and our associate partners who produce any (unintelligible) products we do not manufacture in-house.  We also did our own form of diligence on our SAIC reports and (inaudible) investor information at the SAIC office was accurate for 2008 and 2009, and then published a PR on our findings on March 23, 2011.  In the past we, like many companies, use agents to obtain our business registration; however, we now have learned the lesson of taking this data directly from our auditor and tax accountant in China, Shenzhen (unintelligible).  Our tax filing, much like any corporation, public or private, are not published.  Our SEC report, our audit that were signed by our CFO and I, were accurate.

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                 We will work to address the many questions we have with our prepared comments and hope many of your have already reviewed our 10-K and press release filed yesterday and this morning.

Weihe Yu:                                             (Chinese spoken)

Ken Lin:                                                Our business is growing at a fast rate, as you can see by our guidance issued this morning.  Anytone, where many of our management team has come from, including myself, is a core driver of our sales growth and will account for slightly more than 50% of our (unintelligible) sales in 2011.

Weihe Yu:                                           (Chinese spoken)

Ken Lin:                                           Targeting and developing distribution for our Anytone and MeePower products is our top priority.  In the coming year, our goal is to increase our distributor base by 50% to best service the 20 province to which we sell Anytone and MeePower products.  Our international sales are also beginning to deliver some traction and we recognize that this is (unintelligible).  The Chinese market and the demand for power sources, particularly by Smartphones, by China consumers remains our focus in 2011.

Weihe Yu:                                           (Chinese spoken)

Ken Lin:                                                Thank you, Chairman Mr. Yu.  For those joining us on the call today, we want to begin our prepared remarks with an overview of our business segment.  Our business can be broadly categorized into two business segments – our battery application segment includes our branded Anytone and MeePower portable power products designed for leading consumer electronic manufacturers like Apple and RIM products, and a variety of the other consumer electronics including laptops, digital cameras, and MP3 players.  We are one of select companies who can use available iPhone, iPod and iPad on our product package.  As our Chairman indicated earlier, this is our focus segment and will account for 50% of our Li-ION battery (inaudible) segment sales in 2010.

The second battery segment is our production, assembly and sales of Li-ION battery parts, shells and caps, battery sales, finished battery packs.  We now market and sell our battery parts and battery sales through E’Jenie brand via our battery packs sold through New Power.  Each brand and product line are primarily sold to cell phone and handheld mobile device manufacturers, or other battery assembly operations in China.

 Our newest segment is solar, which we entered when we acquired Kim Fai November of 2010.  Solar is one of the fastest growing markets in China, which as many of you know require battery storage to function.  We feel our technology and understanding of ION batteries will be a benefit for the industryand are researching ways to convert solar energy to ION battery storage.  We also have a small line-up of solar power (inaudible) products made for rechargeable phones which we feel is another interesting category of products.

 Our revenue for the first quarter totaled at 22.4 million which is an increase of 113% year-over-year.  Our portable power device under Anytone and MeePower brand contributed around 9.2 million, which accounted for 42% of our sales for the quarter.  In the first quarter of 2010, we took major two segments our battery business more (inaudible) by recording New Power batteries (inaudible) manufacturing revenue under the E’Jenie division.  Our finished battery packs will remain the sole product and revenue source for New Power sales primarily to cell phone manufacturers.  Combined sales for both divisions were around 10.1 million or 45% of sales.  We are equally pleased to say Kim Fai Solar contributed 3.1 million in sales in the fourth quarter or 30% of sales.

 Our gross profit also showed a strong increase in the fourth quarter.  Our gross profit increased 94% to 6.4 million.  Margins (unintelligible) range based on the type of product we sell and are very (inaudible) to customers.  Overall gross margin for the period was around 28.4% with Anytone, 24 to 28%; New Power lithium battery products at 11 to 15%, and E’Jenie products at 26 to 30%.

Due to a slight increase in sales expense and a non-cash variable of stock-based compensation associated with (inaudible) of share for acquisition, our operating expense for the three months ended December 31, 2010 was around 1.7 million, representing 8% of sales.  Due to the non-cash (inaudible) of amortization and stock-based compensation, we feel that adjusted net income and EPS best reflects our operations.  Moreover, our 2010 and 2011 guidance are based on adjusted net numbers.  Adjusted net income excluding non-cash charges for the quarter was around 4.5 million for the period with $0.35 in earnings per share, an increase of 20% and 13% respectively.

Now we will review our (inaudible) results.  Our revenue for the year increased 259% to 94.7 million compared to 26.4 million in 2009.  The increase was primarily due to the acquisition of Anytone in December 2009 and New Power in January of 2010 which contributed a total of 55.9 million a year for the portable power device, battery and battery sales.  Our most recent acquisition, Kim Fai, also contributed to the revenue of the year and expect more growth in 2011 based on our preliminary revenue guidance of 24 million we provided our investors last year.

Cost of sales for the year increased to 58.4 million, a 270 basis increase mainly due to the relatively high production costs.  Our growth was substantially up as well to 26.2 million, an increase of 228%, increasing our gross profit were many attribute by profits from the acquisition of Anytone and New Power.  Our overall gross profit margin was 27.7%, a slight decline compared to 30.3% in the same period of last year was mainly due to the higher raw material cost and Anytone margin, which trend at 24 to 28%.  Depending on the products sold and the (unintelligible) pricing for distributors.

Our general and administrative expense increased by 389% to 5.9 million or 6% of net revenue due to the increased expense from the three newly acquired subsidiaries.  Excluding approximately 0.8 million of non-cash stock-based compensation expense and a 2.8 million of non-cash amortization expense, our operating income was 23.5 million for the year, representing 24.8% of sales.

Adjusted for non-cash expense during both periods, the non-GAAP net income and earnings per share of 2010 was around 18.8 million and $1.46 respectively.  We are pleased to say we exceeded our adjusted net income and EPS guidance of 18 million and $1.40 we provided our investors in November of last year.

On the last day of the year, our cash and cash equivalents totaled at 13.1 million, which were up from 4.6 million as of December 31, 2009.  We had 0.5 million of debt outstanding which provides us free cash flow plus 21.5 million of ground operations during fiscal 2010, versus 4.6 million in the same period last year.  This is 357% increase year-over-year and demonstrates management’s focus on cash flow through our operations.

So, many of you have already seen this in our press release.  We want to provide you with our verbal confirmation of our guidance for the year 2011.  We estimate that our revenue will fall in the range between 130 million to 135 million, and adjusted net income will be about 24.5 to 25.5 million.  Our adjusted EPS is between 1.59 to 1.75 based on 14.5 million diluted shares outstanding.

That concludes my presentation.  Chairman Mr. Yu and our CEO and CFO and I would be happy to answer your questions now.

Operator:                                              Thank you, sir.  Ladies and gentlemen, at this time we will conduct the question and answer session.  As a reminder, if you wish a question it’s star, one on your touchtone phone at this time; and if you wish to withdraw your question, it’s star, two and if you are using speaker equipment, please lift the handset before making your selection.

 Our first question comes from the line of Steve Winslow with Bank of America.  Go ahead, sir.

Steve Winslow:                                    Hey, congratulations on the quarter, guys.  Seeing that your company is way undervalued here, would you be willing to entertain any offers for the company, and also will you possibly do a stock buyback?  Thank you.

Ken Lin:                                                 (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                Okay.  According to the management for first question regarding to stock buyback program, basically the Company—for the Company currently have no stock buyback plan.  But the reason is that in the past two years, the Company is grow very fast and also in the next several years, the Company wants to keep this path.  And as you may (inaudible) Company in the past week did several acquire to—acquisition to make the Company keep growing.  And in the future, the Company may look in for other targets.  So for the Company would like to have some capital or cash on hand to have—to keep it growing (unintelligible) looking for the other acquisition targets.  But for the stock buyback, the management personally for each management—like the Chairman, CEO, CFO, personally they will have the plan to go to the open market to buy back the stock by themselves individually.

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                And also for everybody can see through our 10-K and also our press release, this is showing that our growth rate and our EPS is showing our value is going down, and we do believe in the next couple years we will—the management team will keep maintain this growth and this (unintelligible), and so under that situation we believe—but if thorough investor research and also we welcome investors to visit our facilities through their research for our company.  We do believe the market will give our company a fair value of our stock price, and in the future the Company, depending on the situation, the Company may have the plan to do the stock buyback but it will be not currently.  In the future, it will depend on the Company’s (inaudible) situation.

Steve Winslow:                                    Okay.  What about listening to any offers for the Company?  Would you be willing to—seeing that it’s really undervalued here, would you be willing to listen to any offers from—you know, based on consolidation or possibly buying out the company, seeing as you guys are really cheap right now?

Ken Lin:                                                 You mean, you mentioned a public offering?

Steve Winslow:                                     No, no, not—no.  Not a public offering.  For actually somebody—you know, another firm to buy your company.  Would you be willing to entertain any offers for that?

Ken Lin:                                                 Okay, let me ask.  (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                Okay.  According to management for example for the question you may have, for the—if other bigger company would like to maybe buy our stock then probably acquire our company.  According to our management, especially our Chairman Jack, he mentioned after he enter in New Energy Systems Group, he have a plan for the Company’s long-term development.  So as it is right now, he feel three to five                    years plan for the Company keep growing.  So in the short term, as it is three to five years, he will keep leading the Company to keep growing and have no sold to—sold New Energy to the other company.

Steve Winslow:                                     Okay, thanks.  I really appreciate it, and congratulations, guys.  Keep up the good work.

Ken Lin:                                                 Thank you.

Operator:                                               And our next question comes from the line of Chang Liu with Rodman & Renshaw.  Go ahead, please.

Chang Liu:                                           Hi, this is Chang asking questions on behalf of (inaudible).  Firstly, congratulations on the results.  My first question is could you provide any color on the key drivers behind the guidance of 2011?  We saw the guidance for 2011 is pretty strong, so I was wondering what the key drivers are.

Ken Lin:                                                 Okay.  (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                Okay.  According to management, there are four key drivers for 2011 gross.  First of all is related to the solar company which was acquired at the end of 2010.  According to—in China situation, in the next 10 years the solar industry in China will develop very fast, and also recently China’s government has already provided some support for solar industry.  And second is Anytone.  We will keep expand our Anytone distributors.  We just mentioned probably we will try to expand more than 20% during 2011.  And also, we will keep enhance Anytone’s brand name awareness in China, and through brand names enhanced reputation, enhance our product price, but also increase a little bit, which also will benefit our profit margin.  And third point—the fourth point is regarding to the New Power E’Jenie through their business which, and also increase internal resource for New Power E’Jenie finished battery pack could provide to Anytone for internal uses.  And through Anytone’s sales increase the internal needed will become more, which also increase New Power and E’Jenie’s sales.  And also for internal integrate the cost—management cost will keep getting—cost control become more efficient and make the cost going down.  And those four points is—will be the key points for New Energy in 2011 to keep growing.

Chang Liu:                                            Okay, thank you.  So you mentioned solar segment, it’s going to be a big—you know, it’s going to be big for the growth in 2011.  So who are our main customers for this segment?

Ken Lin:                                                 (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                           Okay.  Currently for our Kim Fai company, the major customers which would include importer, a construction company who help to install—in their construction projects, they will install the solar device and the solar panel integrate to their project, and they will buy solar panels from Kim Fai.  And second, we also will (unintelligible) that when they have infrastructure construction – for example, the (inaudible) light and the traffic light, and also the lights in a public area which they use solar panels to have the solar power – that this also second customer category for Kim Fai.  And third one is also—will sell to the other solar industry company which they may need solar components products.

Chang Liu:                                            Thank you.  Regarding to the acquisition, are we planning to do more acquisitions this year in 2011?

Ken Lin:                                                 (Chinese spoken)

Weihe Yu:                                             (Chinese spoken)

Ken Lin:                                                 Okay.  Through the Company strategy in 2011, we may consider about another acquisition; but currently there is no exactly target right now.

Chang Liu:                                            Okay.  And my next question is regarding your internal controls.  I was wondering what stats—or how do we improve our internal controls in terms of financial reporting and other aspects?

Ken Lin:                                                 Okay.  (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Jenfeng Chen:                                      (Chinese spoken)

Ken Lin:                                                Okay, basically according to our CFO response for the internal controls, currently we have internal control consultants to help us to itemize the weakness of our internal control in 2010, and currently there are several items we need to improve.  (Unintelligible), we found several weakness and through 2010 probably around half of them have already been improved, and the other half we will keep improve through 2011, which may include we may hire more internal accountants who may have U.S. GAAP knowledge and to help to increase and enhance our internal control policies and also the process.

Chang Liu:                                            Okay, thank you.  And do we have a breakdown of revenue between domestic sales and export sales for 2010, and also what are our expectations for 2011 in terms of the sales breakdown?

Ken Lin:                                                 (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                Okay.  According to your question, the management answering for 2010 for product—the Company products which sell to internationally is majorly from Anytone, and so for Anytone sales amount in 2010, 5% are sales globally and the other 95% are domestic.  And for 2011, probably the situation will be same for the product will sell to the globally will be Anytone products.  And according to the management, due to we are not very famous with global markets, so we—for 2011 we estimate international sales for Anytone probably will be around 5 to 8%, but this is very rough number.  We have no exactly accurate number for 2011, no.

Chang Liu:                                            Okay.  And then how do we hedge against the currency volatility in the export business in 2011?  Do we have a plan to implement?

Ken Lin:                                                 Okay.  (Chinese spoken)

Weihe Yu:                                             (Chinese spoken)

Ken Lin:                                                Okay.  Based on management’s response (unintelligible) international markets, our product sales to international markets, we focus on use our own brand name and (inaudible) due to that will be branded products, so the price will be higher than domestic which will give us more profit than the domestic products.  And because, this (inaudible) could kind of reduce that effect of the increase of RMB (inaudible).

Chang Liu:                                            Okay, thank you.  And my last question – do we see any of the wage pressure going to 2011, a labor cost increase?

Ken Lin:                                                 (Chinese spoken)

Weihe Yu:                                             (Chinese spoken)

Ken Lin:                                                Okay.  According to management response, this is very good question that especially like in Shenzhen area.  Starting on April 1, labor (unintelligible) will increase 20%.  And the Company is—under institution, the Company will considering where use the restructure of the Company’s structure, which for example the Company will move Anytone—due to Anytone, just some production more in-house for testing.  So this part will combine—move it to get together in the same place with Kim Fai’s facility to come back together, which easier for the Company to integrate and each other’s resource and which will lower the production cost here.  And also for New Power entity as we mentioned, they are business which—and also New Power have already move to E’Jenie’s in (inaudible).  They have already also move together in the same facility, which were easier for the management to probably adjust labor or adjust labor force to switch and also lower the product and major cost for these parts.

Chang Liu:                                            Okay, thank you.  That is very helpful and congratulations again.  Thank you, Ken.  (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                 Thank you.

Operator:                                               As a reminder, ladies and gentlemen, if you wish to ask a question, hit star, one on your touchtone phone at this time.  Star, one to ask a question.  And our next question comes from the line of Zachary Prensky with Coyote Capital.  Go ahead, please.

Zachary Prensky:                               Thank you.  I think a number of people have discussed ways to improve our profile and increase shareholder value in the short, medium term.  One suggestion that I haven’t heard, and I’d like to hear management comment about, would be instituting a small, say $0.05 a quarter dividend.  I don’t see why, given our cash flow and our strong 2011 expected performance, that that shouldn’t be something that management could do.  I think that would be a lot better than trying to spend three to six months putting the Company up for sale, as somebody mentioned earlier.  It would give existing shareholders some cash flow, some comfort that our financials are real, and provide some immediate value to shareholders.  So I’d like to hear management comment on a potential dividend plan.

Ken Lin:                                                 Okay, sure.  (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                           Okay.  According to management’s response, there are three points.  This a very good question, and management had three points for response.  First of all as previous we mentioned, management mentioned, the Company director have three to five-year plan, and according to the research and according to China’s current situation, there are still many chance and very—many opportunity for company keep growing as currently—as prepares us currently.  So for this keep growing, for this part and also the second point, the Company as you saw from our 10-K, the Company’s business development is at a fast pace.  And the Company wants, during this three to five years, the Company wants to maintain the same pace to keep growing, and also as mentioned previous, we also are looking for new target for acquisition to expand our company’s size.  And for both of these, the Company will all need some—have some cash or capital on hand for future—for this three to five year direction, the Company will need some cash on hand for using on this parts.  And the third point is which for the dividend part, due to the first, second—the first two points, the Company currently have no (unintelligible) dividends due to, like for example, for the acquisition maybe during Q3.  The Company is doing the research, but no exactly target.  But for the estimate, it probably for the Q3 will have some—may have some acquisition, but cannot guarantee, just have that intention.  And so under this situation, the Company currently don’t have the thought to have a dividend to the shareholder, but probably next year when we prepare—next year when we prepare for 2011’s annual report, at that time, the Company will remember this part and may reconsider again at that time.

Zachary Prensky:                               Yes, I mean, I’m really sorry to hear that.  I’m extremely disappointed.  The Company’s Board and management should run the Company on behalf of its shareholders, and just because they think an acquisition is in the best interest of the company, I think the share price is telling you that the shareholders would like to see our existing businesses better valued; and currently they are not, and so I think it behooves management and the Board to take this very seriously and not just shelve this to 2012.  I’m really disappointed with what you had to say about this, and I think most shareholders are.

Ken Lin:                                                 Okay, let me explain to the management team.  (Chinese spoken)

Weihe Yu:                                              (Chinese spoken)

Ken Lin:                                                Okay.  According to management, for your remark that the management team is very appreciate, and also currently the management team, the Company do have no concern about a dividend.  But after this meeting, the Company will (inaudible) thinking seriously and also we have the Board and also the Company management to internal discussion.  And if they have any decision made, we will announce this as soon as possible.

Operator:                                               And our next question comes from the line of Dan Lavine, private investor.  Go ahead, sir.

Dan Lavine:                                           Oh, congratulations on a great quarter and year.  I am new to your story and hold a small position, but would like to add at current prices.  So excuse my ignorance here, because like I said, I’m new to NEWN.  Can you please give me some color on the shareholder tenure with respect to New Power and Kim Fai Solar pre-acquisition (inaudible)?  For example, have the shareholders at Kim Fai been the same since inception?

Ken Lin:                                                 I’m sorry, you mentioned the shareholder from original three subsidiary we acquired?

Dan Lavine:                                           Yes, mm-hmm.  The New Power and Kim Fai Solar, pre-acquisition.

Ken Lin:                                                 Yes, and I’m sorry – what exactly information you want to know about those shareholders?

Dan Lavine:                                           Well, I guess for example, have the shareholders at Kim Fai been the same ever since the beginning?

Ken Lin:                                                 For Kim Fai and for those three companies we acquired, those shareholders, they are still the same shareholders as their original company.

Dan Lavine:                                           Okay.

Ken Lin:                                                For example, Kim Fai’s shareholders have eight shareholders, and those eight shareholders is Kim Fai’s shareholders.  And Anytone—I’m sorry, Anytone I don’t remember exactly, but Anytone as I remember also have eight shareholders over there, and that eight shareholders is—they are separated.  There is no relationship for those shareholders, but they are—they all remain as the shareholders of each subsidiary.

Dan Lavine:                                           Okay, thank you.

Operator:                                               And sir, there are no further questions at this time.  I will turn it back to management for any closing remarks.

Ken Lin:                                                Yes, once again we appreciate all of our investors to spend the time to attend our conference call today, and we are very pleased—happy to share our 2010 results here.  And we are also very happy to let—to announce our 2011 guidance, estimate guidance here, and we will keep work hard for achieve our goal for 2011.  And thank for all you—for your time to participate today.

Operator:                                               Ladies and gentlemen, that does conclude the New Energy Systems Group Fourth Quarter and Year-End Earnings conference call.  You may now disconnect.